Exhibit 99.1

Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

fredrik.wiklund@tercica.com

Tercica Reports First Quarter 2008 Financial Results

BRISBANE, Calif. (May 12, 2008) – Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter ended March 31, 2008. Total net product sales totaled $4.3 million, compared to $1.1 million in the first quarter of 2007. Net product sales for Increlex and Somatuline Depot in the first quarter 2008 were $3.4 million and $1.0 million respectively.

Net loss for the quarter was $17.5 million, or $0.34 per share, compared to a net loss of $12.4 million, or $0.25 per share, for the first quarter of 2007.

Research and development expenses for the first quarter of 2008 were $6.1 million, compared to $4.9 million for the first quarter of 2007, due to increases in development activities associated with Tercica’s next generation growth hormone product candidates. Selling, general and administrative expenses for the first quarter of 2008 were $12.4 million, compared to $9.6 million for the first quarter of 2007, due to increases in sales and marketing costs associated with the launch of Somatuline® Depot.

Cash, cash equivalents and short-term investments as of March 31, 2008 were $94.9 million, compared to $113.5 million as of December 31, 2007.

“The launch of Somatuline Depot is progressing well. Sales of Increlex in the first quarter reflected seasonality in the short stature market, reductions in inventory levels at certain key specialty pharmacies, as well as delays in commercial shipments to patients who have switched their insurers. With year to date revenues as of today totaling approximately $7.4 million, we remain on track to achieve our 2008 total revenue guidance of $30 to $37 million and year-end cash guidance of $40 million,” said John A. Scarlett, M.D., Tercica’s Chief Executive Officer. “Also regarding Increlex, initial efficacy and safety data from our IGFD Registry was well received when presented to participating investigators in February 2008. This is the first Increlex data pertaining to children who are representative of the patient population being treated by physicians today. We are pleased with the growth rates seen on Increlex therapy and with the positive safety data that were presented,” he added.

Product Updates

Increlex®

•	In February 2008, the initial data from the IGFD Registry study were shared with investigators:

•

Growth response to Increlex® was highly dependent on dose (p= 0.0014). Patients receiving an average dose of Increlex® ≥100 mcg/kg BID grew significantly better (8.3 cm/yr.) than those receiving lower average doses of 60 mcg/kg BID (6.3 cm/yr.).

•	There were no unexpected serious adverse events. The most common adverse events reported were hypoglycemia and headache (each 5%). The adverse events reported were not dose-dependent.

•	Updated data from this study will be presented at a major medical meeting in June.

Somatuline® Depot

•

The Company is preparing to discuss study protocol design for the treatment of certain Neuroendocrine Tumors (NET) with the FDA in the coming quarter. If successful, the Company expects to initiate a clinical trial in NET by year-end 2008.

Next Generation Growth Hormone Product Candidates

•

In January 2008, the first patient entered into Tercica’s Phase II clinical study for the treatment of short stature. The primary objective of this trial is to assess the efficacy, measured as first-year height velocity, and safety of three different combination regimens of Nutropin AQ® and Increlex® compared to Nutropin AQ® alone in the treatment of short stature associated with low IGF-1 levels (n=100). Patient enrollment is progressing as expected and Tercica anticipates completing enrollment in mid-2009.

•	Tercica expects to start a Phase II clinical study for the treatment of adult growth hormone deficiency (AGHD) in late 2008.

Conference Call and Webcast Information

Management will host a conference call beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) on Monday, May 12, 2008, to discuss the financial results, provide a business update and answer questions.

Individuals interested in listening to the live conference call may do so by dialing (888) 803-8296 toll free within the U.S. and Canada, or (706) 634-1250 for international callers. A telephone replay will be available approximately two hours after the call for two days by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 44437345.

Individuals interested in listening to the conference call via the Internet may do so by visiting www.tercica.com. A replay will be available on the Company’s Web site for 21 days.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for pediatric and adult growth disorders, and for adult metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Tercica’s prospects and results, including that Tercica: (A) reiterated a 2008 total revenue guidance of $30 to $37 million and year-end cash guidance of $40 million; (B) expects to initiate a clinical trial for Somatuline® Depot for the treatment of neuroendocrine tumors (NET) by the year end 2008; (C) anticipates completing enrollment in mid-2009 of its Phase II clinical study for the treatment of short stature and; (D) expects to start a Phase II clinical study for the treatment of adult growth hormone deficiency (AGHD) in late 2008. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) regarding (A) above, physicians may not prescribe and patients may discontinue their use of Increlex™ and Somatuline® Depot at the rate Tercica expects, and there may be significant unexpected expenditures; (ii) regarding (B) above, the FDA may not approve the development plans for Somatuline® Depot, and Tercica may not be able to fund such projects; (iii) regarding (C) above, due to the uncertainty of enrollment for any clinical trial, the enrollment may not be completed in mid-2009; (iv) regarding (D) above, the FDA may have concerns or requirements that impede Tercica from beginning the Phase II clinical trial in late 2008, or Tercica may have funding, protocol or technical issues; and (v) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica’s Form 10-K for the year ending December 31, 2007 filed with the SEC on February 29, 2008. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Statements of Operations
Net revenues:
Net product sales	$4,348	$1,091
License revenue	194	194
Royalty revenue	65	—

Total net revenues	4,607	1,285

Costs and expenses:
Cost of sales*	3,141	501
Manufacturing start-up costs*	1,544	98
Research and development*	6,109	4,912
Selling, general and administrative*	12,375	9,551
Amortization of intangibles	702	—

Total costs and expenses	23,871	15,062

Operating loss	(19,264)	(13,777)

Interest expense	(1,265)	(188)
Other income (expense)	1,957	—
Interest and other income, net	1,107	1,571

Net loss	$(17,465)	$(12,394)

Basic and diluted net loss per share	$(0.34)	$(0.25)

Shares used to compute basic and diluted net loss per share	51,570	50,145

* Includes non-cash stock-based compensation expense as follows:

Cost of sales	$35	$—
Manufacturing start-up costs	29	—
Research and development	357	525
Selling, general and administrative	1,049	976

Total	$1,470	$1,501

	March 31, 2008	December 31, 2007
Balance Sheet Data
Cash, cash equivalents, short-term investments	$94,925	$113,485
Total assets	162,697	176,683

Total liabilities	115,256	113,524
Total stockholders’ equity	47,441	63,159

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